Exhibit 99.1

Investor Contact:
Quintin Lai Vice President, Investor Relations (610) 594-3318
West Announces Fourth-Quarter and Full-Year 2016 Results and
Announces Quarterly Dividend
- Conference Call Scheduled for 9 a.m. EST Today -

Exton, PA, February 16, 2017 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the fourth-quarter and full-year 2016 and provided detailed financial guidance for full-year 2017.

Executive Summary

•	Fourth-quarter 2016 reported net sales of $382.3 million grew 6.3% over the prior-year quarter. At constant currency, organic sales growth was 7.7%.

•	Full-year 2016 reported net sales of $1.509 billion grew 7.8% over the prior year. At constant currency, organic sales growth was 9.1%.

•
Fourth-quarter 2016 reported diluted EPS was $0.52 as compared to $0.45 in the prior-year quarter. Excluding non-recurring items from both periods, fourth-quarter adjusted diluted EPS was $0.54 as compared to $0.47 in the prior-year quarter, representing 15% growth. Both reported and adjusted diluted EPS comparisons to the prior-year period were adversely impacted by $0.01 of currency impacts. Excluding this impact, fourth-quarter 2016 adjusted diluted EPS would have grown by 17%.

•
Full-year 2016 reported diluted EPS was $1.91 as compared to $1.30 in the prior year. On an adjusted basis, diluted EPS was $2.18 as compared to $1.83 in the prior year, representing 19% growth. Excluding an additional $0.04 in adverse currency effects, full-year 2016 adjusted diluted EPS would have grown by 21%.

•
Raising guidance for full-year 2017 net sales at constant-currency growth to a range of 7% to 9%, above the long-term outlook of 6% to 8%. Full-year 2017 adjusted diluted EPS is expected to be in a range between $2.45 and $2.57, or 12% to 18% growth over 2016. This EPS guidance range includes an estimated $0.05 to $0.07 negative impact from changes in foreign currency exchange rates. Excluding this impact, 2017 adjusted diluted EPS would be expected to grow 15% to 21% over 2016.

•
The Company also announced that the Board of Directors has approved a second-quarter 2017 dividend of $0.13 per share. The dividend will be paid on May 3, 2017, to shareholders of record as of April 19, 2017.

“Net sales at constant currency” and “adjusted diluted EPS” are Non-GAAP measurements. See discussion under the heading “Non-GAAP Financial Measures” in this release.

Executive Commentary
“We delivered a strong performance throughout 2016 with over 9% organic sales growth for the full year and expansion in both gross and operating margins,” said Eric M. Green, President and Chief Executive Officer. “We successfully realigned our Commercial, Global Operations and Innovation & Technology teams to heighten our market-led focus on being the leader in containment, administration and delivery of injectable medicines.
This past year, our Commercial team was reorganized into two reportable segments: the first focusing on Proprietary Product sales to Pharma, Generic and Biologic customers and the second, Contract-Manufactured Products, providing many of these same customers with high-quality, high-volume packaging and delivery solutions. We renewed, for another ten years, our collaboration agreements with Daikyo Seiko, Ltd, who has been a tremendous partner over the past four decades. Through all of these efforts, we have become more aligned with the specific needs and demands of our customers, which has enabled us to better address their needs with our products and services. In 2016, we had growth contributions from all market units and geographies. Our end markets are stable, and we are well-positioned for continued strong growth in 2017.
Our Global Operations team had a number of successes in 2016, led by the transition from a regional to global network consisting of 28 manufacturing locations around the world. In addition to improving on our industry-leading quality levels and reducing costs through the efforts of our Global Supply Chain and Procurement groups, we added much-needed high-value product capacity, enhanced manufacturing efficiencies and significantly reduced lead times and backlogs as the year progressed. We also expanded our contract manufacturing capacity, with a 60,000 square foot expansion of our Dublin, Ireland facility. We expect further advances in 2017 and beyond, as we are early in our journey toward network optimization.
In 2016, our Innovation & Technology team launched several new containment and delivery products. Our SmartDose® technology platform received FDA approval for use with one of our customer’s injectable drugs. Including this SmartDose approval, there were three FDA approvals of drugs that used Crystal Zenith® containment technology. We also added to the NovaPure® line with the launch of NovaPure 1-3mL plungers. In 2017, we expect to continue to expand our portfolio of high-value component offerings as well as introduce the next-generation self-injection delivery technology."
Mr. Green concluded, “I am proud of the performance of the entire West team. Their dedication and efforts have created value for our customers and their patients. We have established a solid foundation for sustainable growth, and we expect 2017 to be another year of both strong organic sales growth and margin expansion.”

Fourth-Quarter and Full-Year 2016 Results
Fourth-quarter 2016 reported net sales of $382.3 million grew 6.3% over the prior-year quarter. At constant currency, organic sales growth was 7.7%.

Fourth-quarter 2016 gross profit margin was 32.3%, a decrease of 100 basis points compared to the prior-year quarter. The decrease was a result of lower gross margins in both the Proprietary Products and Contract-Manufactured Products segments. Proprietary Products gross profit margin was 36.9%, a decrease of 40 basis points, primarily driven by Yen-denominated material costs and facility start-up costs, which more than offset the favorable mix of high-value product sales. Contract-Manufactured Products gross profit margin was 17.6%, a decrease of 220 basis points from the prior year period, primarily due to an unfavorable mix of products sold, mainly low-margin tooling sales, and the unfavorable impact related to the start-up of production at our expanded Dublin facility.
Full-year 2016 reported net sales of $1.509 billion grew 7.8% over the prior year. Net sales at constant currency grew 9.1%.
Full-year 2016 gross profit margin was 33.2%, an increase of 60 basis points compared to 2015. Proprietary Products gross profit margin was 37.7%, an increase of 90 basis points from 2015, due to a favorable mix of products sold, an increase in manufacturing efficiencies and modest price increases partially offset by higher overhead and labor costs. Contract-Manufactured Products gross profit margin was 16.6%, a decrease of 40 basis points, due to a higher amount of low-margin tooling sales, plant overhead and labor costs partially offset by favorable mix and higher manufacturing efficiencies.
Fourth-quarter 2016 reported operating profit margin was 14.2% compared with 12.6% in the prior-year quarter. Excluding extraordinary charges and gains, adjusted operating profit margin was 14.4% compared with 13.0% in the prior-year quarter, an increase of 140 basis points. This increase is mainly attributed to a decrease in general corporate costs and R&D expenditures as well as the factors described above.
Full-year 2016 reported operating profit margin was 13.0% compared with 9.2% in 2015. Excluding extraordinary charges and gains, full-year 2016 adjusted operating profit margin was 14.8% compared with 13.6% in 2015, an increase of 120 basis points. This increase was primarily due to the improved gross margin and a decrease in general corporate costs.
Fourth-Quarter and Full-Year 2016 Business Segment Results

Proprietary Products Segment
Proprietary Products reported fourth-quarter 2016 sales were $290.0 million, representing growth of 4.8% over the prior-year quarter. On a constant-currency basis, organic sales growth was 6.5%, led by double-digit growth in the Biologics market unit, high-single digit sales growth in the Pharma market unit and partially offset by mid-single digit sales decline in the Generics market unit. High-value product offerings had organic sales growth of 14%. After 20% organic sales growth in the first half of 2016, the Generics market unit saw customers moderate their spending in the fourth quarter as we reduced lead times for certain high-value products, which enabled them to better manage their inventories. Looking beyond this temporary impact, underlying Generics sales growth continues to be in the high-single digit range.
Fourth-quarter 2016 operating profit for the segment was $56.3 million, resulting in an operating profit margin of 19.4%, compared to $50.9 million and 18.4% in the prior-year period. The margin increase was due primarily to lower R&D expense as a percentage of sales and currency transaction gains, partially offset by a decrease in gross margin.
For the full-year 2016, Proprietary Products sales were $1.19 billion, representing 8.3% growth over the prior year. Organic sales growth was 9.9%, led by double-digit growth in the Biologics and Generics market units and mid-single digit growth in the Pharma market unit. High-value product offerings had organic sales growth of 20%.
Full-year 2016 operating profit for the segment was $241.9 million, resulting in an operating profit margin of 20.3%, compared to $212.2 million and 19.3% in the prior year. The margin increase was due primarily to an increase in gross profit margin.
The Proprietary Products backlog of committed orders at December 31, 2016 was $373 million, a decrease of 8% at constant currency compared to December 31, 2015 and essentially flat at constant currency compared to the end of the third quarter of 2016. This continues the 2016 quarterly trend of reduced lead times and backlog as a result of successful Global Operations initiatives and capacity enhancements.
Contract-Manufactured Products Segment
Contract-Manufactured Products reported fourth-quarter 2016 sales were $92.4 million, representing growth of 11.3% over the prior-year quarter. On a constant-currency basis, organic sales growth was 11.6%, primarily due to higher drug delivery and diagnostic product sales partially offset by a decline in consumer product sales.
Operating profit in the quarter for the segment was $12.6 million, resulting in an operating profit margin of 13.7%, compared to $12.8 million and 15.5% in the 2015 period. The decline in operating profit margin was primarily due to lower gross profit margin associated with incremental tooling sales in the fourth-quarter 2016.
For the full-year 2016, Contract-Manufactured Product sales were $320.2 million, representing organic sales growth of 5.9%, primarily due to higher drug delivery and diagnostic product sales partially offset by a decline in consumer product sales.
Full-year 2016 operating profit for the segment was $38.2 million, resulting in an operating profit margin of 11.9%, compared to $35.5 million and 11.8% in 2015. Cost controls resulting in reductions in selling, general and administrative expenses were partially offset by a decline in gross profit margin.

Corporate and Other
In the fourth quarter of 2016, general corporate costs declined by $3.4 million to $6.4 million, due primarily to lower incentive compensation costs.
For the full-year 2016, general corporate costs declined by $4.1 million to $28.0 million. Stock-based compensation increased by $0.3 million to $19.5 million. U.S. pension expense increased $2.3 million to $8.8 million.
For the full-year 2016, the effective tax rate used in determining reported net income was 28.7%. The effective tax rate used in determining adjusted net income was 28.4% as compared to 27.0% in 2015. The increase is primarily due to an unfavorable geographic mix of taxable income.
During the quarter, the Company repurchased 329,190 shares for $25.4 million. During the full-year 2016, the Company repurchased 700,000 shares for $52.2 million, which completed the share repurchase program authorized in December 2015.
In 2017, the Company has a share repurchase program authorizing the repurchase of up to 800,000 shares, which is set to expire on December 31, 2017.
Full-Year 2017 Financial Guidance
The Company is increasing its 2017 organic sales growth (constant-currency) guidance to a new range of 7% to 9%, above prior expectations of growth at the high end of its long-term outlook of 6% to 8%. This guidance assumes stable end markets for the Proprietary Products segment with double digit sales growth of high-value products. Contract-Manufactured Products segment organic sales growth is expected to be high-single digits, as recent project activities (associated with tooling sales) are expected to generate a commercial ramp in sales in the second half of 2017.
West’s full-year 2017 net sales, margin and EPS guidance are as follows:

(in millions, except EPS)	2017 Guidance
Consolidated net sales	$1,585 to $1,610
Consolidated gross profit margin (% of net sales)	34.4% to 34.8%
Proprietary Products net sales	$1,245 to $1,260
Contract-Manufactured Products net sales	$340 to $350
Full-Year reported diluted EPS*	$2.45 to $2.57

* For 2017, no non-recurring items are anticipated at this time.

The principal currency assumption used in preparing these estimates is the translation of the euro at $1.05 for the full-year 2017. At these rates, the Company estimates a negative impact of $35 million to $45 million to full-year net sales and a $0.05 to $0.07 negative impact to full-year adjusted diluted EPS.

The Company expects that its annual effective tax rate, used in determining adjusted net income and adjusted diluted EPS, will be approximately 29%.
The Company estimates its 2017 capital spending to be in the range of $150 million to $175 million.
Fourth-Quarter 2016 Conference Call
The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 64056104.
A live broadcast of the conference call will be available at the Company’s website, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.
An online archive of the broadcast will be available at the website three hours after the live call and will be available through Thursday, February 23, 2017, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering conference ID 64056104.
Forward-Looking Statements
Certain forward-looking statements are included in this release. They use such words as “raising,” “expected,” “includes,” “becoming,” “become,” “able,” “positioned,” “continued,” “expect,” “beyond,” “continues,” “continue,” “to be,” “expand,” “introduce,” “established,” “increasing,” “assumes,” “generate,” “estimates,” “expects” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. There is no certainty that actual results will be achieved in line with current expectations. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all-inclusive. For a description of certain additional factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the company's Annual Report on Form 10-K for the year ended December 31, 2015.

Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Non-GAAP Financial Measures
This press release and the preceding discussion of the Company’s results, financial guidance and the accompanying financial tables use the following financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP), and therefore are referred to as Non-GAAP financial measures:

•	Net sales at constant currency (organic sales growth)

•	Adjusted operating profit

•	Adjusted operating profit margin

•	Adjusted income tax expense

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Total invested capital

•	Net debt-to-total invested capital

The Company believes that these Non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. The Company’s executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to its segments. The Company believes that the use of these Non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.
The Company’s executive management does not consider such Non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, Non-GAAP financial measures are presented in connection with GAAP results. The Company urges investors and potential investors to review the reconciliations of its Non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.
Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period. In calculating adjusted operating profit, adjusted operating profit margin, adjusted income tax expense, adjusted net income and adjusted diluted EPS, the Company excludes the impact of items that are not considered representative of ongoing operations. Such items may include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted Non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.
The following is a description of the items excluded from adjusted operating profit, adjusted income tax expense, adjusted net income and adjusted diluted EPS for the three and twelve-month periods presented in the accompanying tables:
Restructuring and related charges - During the three months ended December 31, 2016, the Company recorded $2.7 million in restructuring and related charges, consisting of $1.1 million for severance charges, $1.4 million for non-cash asset write-downs associated with the discontinued use of certain equipment, and $0.2 million for other charges. During the twelve months ended December 31, 2016, the Company incurred $26.4 million in restructuring and related charges, including $8.9 million for severance charges, $17.3 million for non-cash asset write-downs associated with the discontinued use of certain trademarks and certain equipment, and $0.2 million for other charges.
Pension curtailment gain - During the three and twelve months ended December 31, 2016, the Company recorded a pension curtailment gain of $2.1 million in connection with its decision to freeze both its U.S. qualified and non-qualified defined benefit pension plans as of January 1, 2019.
Discrete tax items - During the three and twelve months ended December 31, 2016, the Company recorded a discrete tax charge of $0.7 million and $1.0 million, respectively, resulting from the impact of changes in enacted tax rates on its previously-recorded deferred tax asset and liability balances. During the three and twelve months ended December 31, 2015, the Company recorded a discrete tax charge of $0.8 million resulting from the impact of a change in the enacted tax rate in the United Kingdom on its previously-recorded deferred tax asset balances.
Venezuela currency devaluation - During the twelve months ended December 31, 2016, the Company recorded a charge of $2.7 million related to the devaluation of the Venezuelan Bolivar from the previously-prevailing official exchange rate of 6.3 Bolivars to USD to 10.0 Bolivars to USD.
Pension settlement charge - During the three and twelve months ended December 31, 2015, the Company recorded a pension settlement charge of $1.4 million and $3.4 million, respectively, related to lump-sum payouts made to terminated vested participants of its U.S. qualified pension plan. During the twelve months ended December 31, 2015, the Company also recorded a pension settlement charge of $47.0 million in connection with its purchase of a group annuity contract from Metropolitan Life Insurance Company to settle $139.4 million of its $313.6 million outstanding pension benefit obligation under its U.S. qualified pension plan.
Executive retirement and related costs - During the twelve months ended December 31, 2015, the Company recorded a $10.9 million charge for executive retirement and related costs.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016		2015		2016		2015
Net sales	$382.3	100%	$359.7	100%	$1,509.1	100%	$1,399.8	100%
Cost of goods and services sold	258.9	68	240.1	67	1,008.0	67	944.0	67
Gross profit	123.4	32	119.6	33	501.1	33	455.8	33
Research and development	9.6	2	10.0	3	36.8	2	34.1	3
Selling, general and administrative expenses	60.9	16	62.4	17	239.8	16	233.0	17
Other (income) expense, net	(1.4)	—	2.0	—	27.7	2	60.1	4
Operating profit	54.3	14	45.2	13	196.8	13	128.6	9
Interest expense, net	1.1	—	2.6	1	7.0	—	12.5	1
Income before income taxes	53.2	14	42.6	12	189.8	13	116.1	8
Income tax expense	16.1	4	11.2	3	54.4	4	26.3	1
Equity in net income of affiliated companies	2.0	—	2.0	—	8.2	1	5.8	—
Net income	$39.1	10%	$33.4	9%	$143.6	10%	$95.6	7%

Net income per share:
Basic	$0.53		$0.46		$1.96		$1.33
Diluted	$0.52		$0.45		$1.91		$1.30

Average common shares outstanding	73.2		72.3		73.3		72.0
Average shares assuming dilution	74.9		74.1		75.0		73.8

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales:	2016	2015	2016	2015
Proprietary Products	$290.0	$276.8	$1,189.9	$1,098.3
Contract-Manufactured Products	92.4	83.0	320.2	302.4
Eliminations	(0.1)	(0.1)	(1.0)	(0.9)
Consolidated Total	$382.3	$359.7	$1,509.1	$1,399.8

Operating Profit (Loss):
Proprietary Products	$56.3	$50.9	$241.9	$212.2
Contract-Manufactured Products	12.6	12.8	38.2	35.5
U.S. pension expense	(2.2)	(2.1)	(8.8)	(6.5)
Stock-based compensation expense	(5.4)	(5.2)	(19.5)	(19.2)
General corporate costs	(6.4)	(9.8)	(28.0)	(32.1)
Adjusted Operating Profit	$54.9	$46.6	$223.8	$189.9
Adjusted Operating Profit Margin	14.4%	13.0%	14.8%	13.6%

Restructuring and related charges	(2.7)	—	(26.4)	—
Venezuela currency devaluation	—	—	(2.7)	—
Pension settlement charge	—	(1.4)	—	(50.4)
Pension curtailment gain	2.1	—	2.1	—
Executive retirement and related costs	—	—	—	(10.9)
Reported Operating Profit	$54.3	$45.2	$196.8	$128.6
Reported Operating Profit Margin	14.2%	12.6%	13.0%	9.2%

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to "Non-GAAP Financial Measures" for more information
(in millions, except per share data)

Three months ended December 31, 2016	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$54.3	$16.1	$39.1	$0.52
Restructuring and related charges	2.7	0.9	1.8	0.02
Pension curtailment gain	(2.1)	(0.8)	(1.3)	(0.01)
Discrete tax items	—	(0.7)	0.7	0.01
Adjusted (Non-GAAP)	$54.9	$15.5	$40.3	$0.54

Twelve months ended December 31, 2016	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$196.8	$54.4	$143.6	$1.91
Restructuring and related charges	26.4	9.0	17.4	0.23
Venezuela currency devaluation	2.7	—	2.7	0.04
Pension curtailment gain	(2.1)	(0.8)	(1.3)	(0.01)
Discrete tax items	—	(1.0)	1.0	0.01
Adjusted (Non-GAAP)	$223.8	$61.6	$163.4	$2.18

Three months ended December 31, 2015	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$45.2	$11.2	$33.4	$0.45
Pension settlement charge	1.4	0.5	0.9	0.01
Discrete tax item	—	(0.8)	0.8	0.01
Adjusted (Non-GAAP)	$46.6	$10.9	$35.1	$0.47

Twelve months ended December 31, 2015	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$128.6	$26.3	$95.6	$1.30
Pension settlement charge	50.4	18.4	32.0	0.43
Executive retirement and related costs	10.9	4.0	6.9	0.09
Discrete tax item	—	(0.8)	0.8	0.01
Adjusted (Non-GAAP)	$189.9	$47.9	$135.3	$1.83

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to "Non-GAAP Financial Measures" for more information
(in millions, except per share data)

Reconciliation of Net Sales to Net Sales at Constant Currency(1)

Three months ended December 31, 2016	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$290.0	$92.4	$(0.1)	$382.3
Effect of changes in currency translation rates	4.7	0.2	—	4.9
Net sales at constant currency (Non-GAAP)(1)	$294.7	$92.6	$(0.1)	$387.2

Twelve months ended December 31, 2016	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$1,189.9	$320.2	$(1.0)	$1,509.1
Effect of changes in currency translation rates	17.5	—	—	17.5
Net sales at constant currency (Non-GAAP)(1)	$1,207.4	$320.2	$(1.0)	$1,526.6

(1) Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Twelve Months Ended December 31,
	2016	2015
Depreciation and amortization	$90.7	$89.9
Operating cash flow	$219.4	$212.4
Capital expenditures	$170.2	$131.6

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of December 31, 2016	As of December 31, 2015
Cash and cash equivalents	$203.0	$274.6
Debt	$228.6	$298.2
Equity	$1,117.5	$1,023.9
Net debt-to-total invested capital(2)	2.2%	2.3%
Working capital	$400.9	$359.4

(2) Net debt and total invested capital are Non-GAAP measures. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders’ equity. Please refer to “Non-GAAP Financial Measures” in this release for additional information regarding those measures.

Trademark Notices
Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo® Crystal Zenith® and Daikyo® are trademarks of Daikyo Seiko, Ltd. Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.